Exhibit 99.7

                                         THE UNITED STATES OF AMERICA

                                          CERTIFICATE OF REGISTRATION

                                              PRINCIPAL REGISTER

     The Mark shown in this certificate has been registered in the United States Patent and Trademark Office to the named registrant.

     The records of the United States Patent and Trademark Office show that an application for registration of the Mark shown in this Certificate was filed in the Office; that the application was examined and determined to be in compliance with the requirements of the law and with the regulations prescribed by the Director of the United States Patent and Trademark Office; and that the Applicant is entitled to registration of the Mark under the Trademark Act of 1946, as Amended.

     A copy of the Mark and pertinent data from the application are part of this certificate.

     This registration shall remain in force for TEN (10) years, unless terminated earlier as provided by law, and subject to compliance with the provisions of Section 8 of the Trademark Act of 1946, as Amended.

                              /s/ J. Todd Tichemin
                     Commissioner of Patents and Trademarks

                         Requirements for Maintaining a

                        Federal Trademark of Registration


     SECTION 8: AFFIDAVIT OF CONTINUED USE

The registration shall remain in force for 10 years, except that the registration shall be canceled for failure to file an Affidavit of Continued Use under Section 8 of the Trademark Act, 15 U.S.C. 1058, upon the expiration of the following time periods:

     i)   At the end of 6 years following the date of registration.

     ii) At the end of each successive 10-year period following the date of registration.


Failure to file a proper Section 8 Affidavit at the appropriate time will result in the cancellation of the registration,

     SECTION 9: APPLICATION FOR RENEWAL

The registration shall remain in force for 10 years, subject to the provisions of Section 8, except that the registration shall expire for failure to file an Application for Renewal under Section 9 of the Trademark Act, 15 U.S.C. 1059, at the end of each successive 10-year period following the date of registration.

No further notice or reminder of these requirements will be sent to the Registrant by the Patent and Trademark Office. It is recommended that the Registrant contact the Patent and Trademark Office approximately one year before the expiration of the time periods shown above to determine the requirements and fees for the filings required to maintain the registration.

Int. Cls.: 9

Prior U.S. Cls.: 21, 23, 26, 36 and 38

                                               Reg. No. 2,323,133
UNITED STATES PATENT AND TRADEMARK OFFICE      Registered Feb.29, 2000


                                    TRADEMARK
                               PRINCIPAL REGISTER



                                    POWER WAY


NDC AUTOMATION, INC. (DELAWARE CORPORATION) 3101 LATROBE DRIVE, CHARLOTTE, NC 28211

FOR: VEHICLE BATTERIES, VEHICLE BATTERY CHARGERS, IN CLASS 9 (U.S. CLS. 21, 23, 26, 36, AND 38)

FIRST USE 3-21-1998; IN COMMERCE 3-21-1998

NO CLAIM IS MADE TO THE EXCLUSIVE RIGHT TO USE "POWER", APART FROM THE MARK AS SHOWN.

SER. NO. 75-491,083, FILED 5-26-1998

SARAH OTTE, EXAMINING ATTORNEY